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                    December 19, 2023

       Greg Swyt
       Chief Financial Officer
       Ichor Holdings, Ltd.
       3185 Laurelview Ct.
       Fremont California 94538

                                                        Re: Ichor Holdings,
Ltd.
                                                            Form 10-K For
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-37961

       Dear Greg Swyt:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing